Exhibit 5.1

[Opinion of Counsel]

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File No. 039325-0007

April 13, 2006

Goodman Global, Inc.

2550 North Loop West

Suite 400

Houston, Texas 77092

Re:	Registration Statement on Form S-8 with respect to 6,693,838 shares of Common Stock, par value $.01 per share

Ladies and Gentlemen:

In connection with the preparation and filing by Goodman Global, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of a Registration Statement on Form S-8 (the “Registration Statement”) relating to the issuance by the Company of 6,693,838 shares (the “Shares”) of the Company’s Common Stock, par value $.01 per share, which may be issued pursuant to the Company’s 2006 Incentive Award Plan (the “Incentive Plan”) and the Company’s 2004 Stock Option Plan (the “Option Plan”) (and together with the Incentive Plan, the “Plans”) and which includes 4,650,935 shares that are subject to outstanding options pursuant to the Option Plan, you have requested our opinion with respect to the matters set forth below.

In our capacity as your counsel in connection with such registration, we are familiar with the proceedings taken and proposed to be taken by the Company in connection with the authorization, issuance and sale of the Shares, and for the purposes of this opinion, have assumed such proceedings will be timely completed in the manner presently proposed. In addition, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and instruments, as we have deemed necessary or appropriate for purposes of this opinion.

In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies.

We are opining herein as to the effect on the subject transaction only of the General Corporation Law of the State of Delaware, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or any other laws, or as to any matters of municipal law or the laws of any local agency within any state.

Subject to the foregoing, it is our opinion that as of the date hereof the Shares have been duly authorized and, when issued and sold in accordance with the terms of the Plans, such Shares will be validly issued, fully paid and nonassessable.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of federal securities laws. We consent to your filing this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Latham & Watkins LLP

LATHAM & WATKINS LLP